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Exhibit 10.27

2005 AMENDMENT TO AGILENT/BRUKER ITMS COLLABORATION AGREEMENT
AND AGILENT/BRUKER OEM AGREEMENT ("2005 AMENDMENT")

        This amendment to the agreements referenced above and described in more detail below, effective February 25, 2005 (the "Effective Date of this 2005 Amendment"), represents a definitive agreement between Agilent and Bruker as to the terms stated herein below.

        Hewlett-Packard Company and Bruker Daltonik GmbH ("Bruker") entered into an Agreement titled ITMS Collaboration Agreement, effective as of April 28, 1999 (the "ITMS Collaboration"), which is operating and currently in effect for an extension term as of the Effective Date of this 2005 Amendment. Bruker and Hewlett-Packard Company entered into an original equipment manufacturer agreement ("OEM Agreement"), dated January 1, 1999, also operating and currently in effect for an extension term. Both Agreements have been amended from time to time. Hewlett Packard Company assigned to and Agilent Technologies, Inc. ("Agilent") assumed the rights and obligations of the ITMS Collaboration, the OEM Agreement, various amendments to both agreements, and all purchase agreements attendant thereto.

        For good and valuable consideration deemed paid and received, the parties hereby agree as follows:

        1.     As of the Effective Date of this 2005 Amendment, Agilent will include on Exhibit 1004 to the OEM Agreement its current HPLC Infusion Chip: Product # G4240-61001; the HPLC Analytical Chip: Product #G4240-62001 as well as the HPLC-Chip Cube Interface: Product #G4240A provided that use by Bruker is solely for and with Bruker's ITMS and FTMS products. BRUKER understands that the HPLC Chip Cube Interface shall require use of an Agilent "HPLC-Chip and nanoLC-Pump." Agilent understands that Bruker shall be technically enabled by Agilent (in accordance with Section 4 of the Amendment to the ITMS Collaboration and OEM Agreement dated February 28, 2003) to run Agilent's HPLC-Chip product, accessories, and interfaces with Bruker software. Agilent agrees to include in the OEM agreement successor products and chip versions that replace the present HPLC-Infusion Chip, the HPLC Analytical Chip, and the HPLC-Chip Cube Interface each as described above.

        2.     Bruker shall immediately make Gemini II electronics available to Agilent for testing and evaluation within one week of the Effective Date of this 2005 Amendment, and promptly for any subsequent production deliveries that Agilent shall require or request.

        3.     From the Effective Date of this 2005 Amendment, Agilent and Bruker shall provide each other with all "ITMS Improvements" as defined under the terms of the ITMS Collaboration, without delay.

        4.     Appendix 3 of the ITMS Collaboration, attached hereto, is hereby incorporated in this 2005 Amendment as revised. Financial terms contained in this 2005 Amendment, including that which is contained on Appendix 3, attached hereto, are to remain and be kept strictly confidential and not subject to a public disclosure except as might be required pursuant to terms of allowable disclosure contained in the ITMS Collaboration or OEM Agreement.

        5.     The existing technical product differentiation (such as mass range) between the ITMS products marketed by Bruker and ITMS products marketed by Agilent will remain unless the parties otherwise agree. Should Agilent's ITMS product(s) place Agilent at a competitive disadvantage due to a lack of access to a technical product differentiation, the parties shall resolve the differentiation in accordance with Sections 11.2 and 11.3 of the ITMS Collaboration.

        6.     Agilent shall continue to make available all API ion sources for use with Bruker instruments not developed under the ITMS Collaboration, pursuant to the same terms and conditions provided in the OEM Agreement throughout the term of the OEM Agreement.

        7.     The ITMS Collaboration expiration date shall be December 31, 2009. The OEM Agreement expiration date shall be December 31, 2011 unless Agilent terminates the ITMS Collaboration (pursuant to Section 20.2.2 of the ITMS Collaboration), whereupon the OEM Agreement will expire on December 31, 2013. In the event the ITMS Collaboration is not terminated by a party any earlier than the above-stated expiration date of December 31, 2009, the term of the ITMS Collaboration and OEM Agreement will automatically extend for periods of one-year thereafter. Should a party elect to terminate the ITMS Collaboration after December 31, 2009, the effective date of such termination shall be at least one-year following the receipt-date of the advance notice, which shall be in writing. Thus, the ITMS Collaboration and the OEM Agreement will be extended automatically for one-year terms unless a party terminates in writing one full year in advance of the then current termination date.

        8.     All other sections and provisions of the existing ITMS Collaboration and OEM Agreement, as amended shall remain in full force and effect.

        9.     Effect on Remaining Provisions of Agreement. This Amendment constitutes the entire agreement between the Parties and incorporates all prior agreements and amendments by reference concerning the matters covered herein. Except as expressly amended above, all terms and conditions of the ITMS Collaboration and the OEM Agreement will continue in full force and effect without change or modification. To the extent that amendments drafted prior to this 2005 Amendment do not conflict with the terms of this 2005 Amendment, such non-conflicting terms shall survive this 2005 Amendment. This 2005 Amendment will be governed and construed under the choice of law provision specified in the ITMS Collaboration. Resolving disputes with regard to the terms stated in this 2005 Amendment will follow the same processes as articulated in the ITMS Collaboration. All capitalized terms used in this 2005 Amendment, but not otherwise defined in this 2005 Amendment, will have the meaning assigned to them in the ITMS Collaboration or the OEM Agreement (or other relevant amendment(s) to either) to which a particular definition applies.

        10.   Signatures may be provided electronically or by fax and in counterpart.

AGREED:

AGILENT TECHNOLOGIES, INC.	BRUKER DALTONICS INC.
By:	By:
/s/ Chris van Ingen	/s/ Frank H. Laukien
Name: Chris van Ingen	Name: Frank H. Laukien, Ph.D.
Title:President, Life Sciences and Chemical Analysis	Title: President & CEO
Date: February 25, 2005	Date: February 25, 2005

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  Exhibit 10.27